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                           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS<FA>

                            WOLVERINE WORLD WIDE, INC. AND SUBSIDIARIES


                                                             FISCAL YEAR ENDED
                                              -----------------------------------------------
                                               DECEMBER 28,     DECEMBER 30,     DECEMBER 31,
                                                  1996             1995              1994
                                              -----------------------------------------------
PRIMARY
Average shares outstanding                      27,694,629       24,830,963       23,734,790

Net effect of dilutive stock options               831,416          840,740          802,295
                                               -----------      -----------      -----------

Total                                           28,526,045       25,671,702       24,537,084
                                               -----------      -----------      -----------

Net earnings                                   $32,856,000      $24,067,000      $16,598,000
                                               ===========      ===========      ===========

Per share amount                               $      1.15      $      0.94      $      0.67
                                               ===========      ===========      ===========



FULLY DILUTED
Actual shares outstanding                       27,694,629       24,830,963       23,734,790

Net effect of dilutive stock options               983,223        1,024,806          860,162

Number of shares to be issued assuming
  conversion of convertible notes to stock              --               --          327,302
                                               -----------      -----------      -----------
Total                                           28,677,852       25,855,769       24,922,253

Net earnings                                   $32,856,000      $24,067,000      $16,598,000
                                               ===========      ===========      ===========

Interest expense on convertible notes
  assuming conversion at beginning of year                                            78,795

Tax effect of interest expense                          --               --          (29,154)
                                               -----------      -----------      -----------



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Total                                          $32,856,000      $24,067,000      $16,647,641
                                               ===========      ===========      ===========

Per share amount                               $      1.15      $      0.93      $      0.67
                                               ===========      ===========      ===========

<FA> On March 10, 1994, April 19, 1995 and July 11, 1996, the Company
announced three-for-two stock splits on shares of common stock outstanding on March 21, 1994, May 1, 1995 and July 26, 1996, respectively. All share and per share data has been retroactively adjusted for the increased shares resulting from these stock splits.

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